Exhibit 99.1

Pegasus Digital Mobility Acquisition Corp. Receives Continued Listing Standard Notice from NYSE

GREENWICH, CT, January 24, 2024 – Pegasus Digital Mobility Acquisition Corp. (NYSE: PGSS, PGSS.U, PGSS.WS) (the “Company”), a special purpose acquisition company founded by Pegasus Digital Mobility Sponsor, LLC, and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or assets (a “Business Combination”), announced today that on January 19, 2024, the Company was notified by the New York Stock Exchange (“NYSE”) that the Company is not in compliance with the NYSE’s continued listing standard set forth in Section 802.01B of the NYSE Listed Company Manual that requires all listed companies to have a minimum of 300 public stockholders on a continuous basis. The current non-compliance with the NYSE’s listing standards described above does not affect the Company’s operations or its ability to complete a Business Combination.

Under the NYSE’s rules, the Company has 45 days to present a business plan (the “Business Plan”) to the NYSE that demonstrates how the Company intends to cure the deficiency within 18 months of the date of the NYSE notice. The Business Plan will be reviewed by the Listings Operations Committee (the “Committee”) of the NYSE. The Committee will either accept the Business Plan, at which time the Company will be subject to quarterly monitoring for compliance with the Business Plan, or the Committee will not accept the Business Plan and the Company will be subject to suspension and delisting procedures.

The Company will respond to the NYSE to confirm its intent to cure this noncompliance. The Notice and procedures described above have no effect on the listing of the Company’s securities at this time nor does it affect the Company’s Securities and Exchange Commission (the “SEC”) reporting requirements.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute "forward-looking statements." All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the "Risk Factors" section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investor Relations
investor-relations@pegasusdm.com